Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1-A4 of our report dated April 15, 2022, relating to the consolidated financial statements of Can B Corp. as of December 31, 2021 and 2020, and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

June 30, 2022